UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2026

IMMUNIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Avenue of the Americas, Suite 200

New York, NY 10036

USA

(Address of principal executive offices)

Registrant’s telephone number, including area code: (332) 255-9818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	IMUX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Michael W. Bonney as Chair of the Board

On May 16, 2026 (the “Effective Date”), the board of directors (the “Board”) of Immunic, Inc., a Delaware corporation (the “Company”) appointed Michael W. Bonney as Chair of the Board, effective immediately.

Mr. Bonney, age 67, has served as chair of the board of directors of Autolus Therapeutics plc since April 2024. He has also served as chair of the board of directors of Santa Ana Bio, Inc. since September 2025 and as the chair of the board of directors of Dunad Therapeutics LTD since 2023. He previously served as a director of Alnylam Pharmaceuticals, Inc. from December 2014 to December 2025; as chair of Alnylam from December 2015 to August 2021 and as the company’s executive chair from August 2021 to January 2023. Mr. Bonney previously served as the chair of the board of directors of Kaleido Biosciences, Inc., a biotechnology company, from June 2017 until August 2021. Between August 2018 and October 2020, he served as Kaleido’s Executive Chair, and served as Kaleido’s Chief Executive Officer from June 2017 until August 2018. Mr. Bonney was a Partner at Third Rock Ventures, a healthcare venture firm, from January to July 2016. Mr. Bonney previously served as the Chief Executive Officer and a member of the board of directors of Cubist Pharmaceuticals, Inc., or Cubist, a biopharmaceutical company (now a wholly-owned subsidiary of Merck & Co., Inc. (“Merck”)), from June 2003 until his retirement in December 2014, coinciding with Cubist’s acquisition by Merck for $9.5 billion. From 2016 to 2021, Mr. Bonney owned and managed a solo advisory practice where he advised first time CEOs. Mr. Bonney previously served as the Chair of the board of directors of Magenta Therapeutics, Inc. and as a director of Bristol-Myers Squibb Company, Celgene Corporation (which was acquired by Bristol-Myers Squibb), Syros Pharmaceuticals, Inc., X-Biotix Therapeutics, Inc., and Sarepta Therapeutics, Inc. Mr. Bonney holds a B.A. in economics from Bates College. We believe that Mr. Bonney is qualified to serve on our Board, and as Chair of the Board, due to his significant experience serving in executive and board leadership positions at a wide variety of biotechnology companies.

In connection with his appointment as a director, Mr. Bonney received an inaugural grant of options to purchase up to a total of 100,000 shares of the Company’s common stock, effective May 16, 2026, which vest on a monthly basis over a three year period. The foregoing options have an exercise price per share equal to the closing price of the Company’s common stock on The Nasdaq Stock Market on May 15, 2026 (the “Award”). The Award is subject to the approval by the Company’s shareholders of an increase to the number of shares reserved for issuance under the Company’s 2019 Omnibus Equity Incentive Plan. Mr. Bonney will also receive cash compensation for his service on the Board in accordance with the Company’s non-employee director compensation policy, as described in the Company’s most recent proxy statement, as may be adjusted from time to time as set forth in the Company’s filings and reports made with the Securities and Exchange Commission.

There is no relationship or agreement between Mr. Bonney and any other person pursuant to which he was appointed as a director of the Company and there is no family relationship between Mr. Bonney and any of the Company’s directors or executive officers. The Company is not aware of any transaction involving Mr. Bonney which would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act, other than as set forth in this Current Report on Form 8-K. The Company will enter into a customary indemnity agreement with Mr. Bonney, consistent with the form filed as Exhibit 10.7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 31, 2025.

In connection with Mr. Bonney’s appointment as Chair of the Board, Simona Skerjanec, who has been serving as Interim Chairperson since February 2026, will transition from Interim Chairperson and continue to serve as a member of the Board. Additionally, in connection with Mr. Bonney's appointment, the size of Board was increased from nine to ten members.

Item 7.01 Regulation FD Disclosure.

On May 19, 2026, the Company issued a press release announcing the appointment of Mr. Bonney as Chair of the Board. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. The information set forth in this Item 7.01 and in Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 and in Exhibit 99.1 shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

Exhibit	Description
99.1	Press Release dated May 19, 2026.
104	Cover Page to this Current Report on Form 8-K in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 19, 2026	Immunic, Inc.

	By:	/s/ Daniel Vitt
Daniel Vitt
Chief Executive Officer